Exhibit 10.53
AMENDMENT
     This Agreement is entered into as of November 3, 2010, by and between Stillwater Mining Company, a Delaware corporation (the “Company”), and Francis McAllister (the “Executive”).
     WHEREAS, the Company and the Executive previously entered into an Employment Agreement, dated July 17, 2001 (the “Agreement”), which Agreement may be amended by a written instrument executed by both parties; and
     WHEREAS, the Company and the Executive desire to amend the Agreement to comply in all respects with the provisions of Section 409A of the Internal Revenue Code and applicable regulations thereunder (the “Code”);
     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the parties agree to amend the Agreement as follows, effective immediately; provided, however, that any provision below required to apply as of a date prior to such date in order for the Agreement to comply with Code Section 409A shall be effective as of such earlier date to the extent permitted by Code Section 409A.
1. Section 4.2 of the Agreement is hereby amended by adding the following to the end thereof:
“The annual bonus shall be paid no later than March 15th of the year following the year to which the performance goals relate.”
     2. A new Section 31 is added to the Agreement, relating to Code Section 409A compliance, as follows.
     “31. Code Section 409A. The intent of the parties is that payments and benefits under this Agreement (including all attachments, exhibits and annexes) comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this agreement, and no payment shall be due to Executive under this Agreement, until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Code Section 409A. Any payments described in this Agreement that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Each amount to be paid or benefit to be provided to Executive pursuant to this Agreement that constitutes deferred compensation subject to Code Section 409A shall be construed as a separate identified payment for purposes of Code Section 409A. Notwithstanding anything to the contrary in this agreement, to the extent that any payments to be made to Executive upon his or her separation from service would result in the imposition of any individual penalty tax imposed under Code Section 409A, the payment shall instead be made on the first business day after the earlier of (i) the date that is six (6) months following such separation from service and (ii) Executive’s death. Notwithstanding anything to the contrary in this Agreement, Change in Control under the Agreement shall only be deemed to have occurred if the Change in Control constitutes a change in the ownership or effective control of the Company, or a change in ownership of a substantial portion of the assets of the Company within the meaning of Code Section 409A. To the extent that the Agreement provides for the reimbursement of specified expenses incurred by the Executive, such reimbursement shall be made in accordance with the provisions of the Agreement, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. The amount of expenses eligible for reimbursement or in-kind benefits provided by the Company in any taxable year of the Executive shall not affect the amount of expenses or in-kind benefits to be reimbursed or provided in any other year (except in the case of maximum benefits to be provided under a medical reimbursement arrangement, if applicable). In the case of a tax gross-up payment, such payment shall be made in accordance with the provisions of the Agreement, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the tax was remitted by the Executive.”
     3. Sections 10(c)((i)(D) and 10(d)(iii) of the Agreement are hereby amended by adding the following to the end thereof:
     “No continuation of coverage shall be provided to the extent it results in adverse tax consequences to the Company under Section 4980D of the Code.”
     IN WITNESS WHEREOF, the parties have executed this Amendment on the 3rd day of November, 2010.

STILLWATER MINING COMPANY
By:	/s/ John R. Stark
John R. Stark
Its: Executive Vice President

EXECUTIVE
/s/ Francis R. McAllister
Francis R. McAllister

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